Exhibit 99.1

Encision Receives Notice Letter from Amex Relating to Continued Listing

Boulder, Colorado, July 20, 2007 -- Encision Inc. (Amex: ECI) (“Encision,” or the “Company”), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, announced that on July 16, 2007, it received a notice letter from the American Stock Exchange (the “Amex”) that Encision did not satisfy a rule for continued listing on the Amex.

The Company anticipated the notice letter, is preparing to submit a Plan (the “Plan”) to the Amex, and is taking measures to timely resolve the situation with the Amex. The Company believes that a one-time expense and stock-based compensation expense primarily created the loss in Fiscal Year 2007. The notice letter asserts that the Company must submit the Plan to the Amex by August 15, 2007 advising the Amex of the action that it has taken, or that it will take, to bring the Company into compliance with all of the continued listing standards of the Amex Guide by January 9, 2009.

The notice letter serves as a warning letter and asserts that the Company failed to comply with the requirements of Section 1003(a)(ii) of the Amex Company Guide (the “Amex Guide”), which failure could jeopardize the Company’s continued listing on the Amex. Section 1003(a)(ii) of the Amex Guide requires, among other things, that an issuer have stockholders’ equity of not less than $4,000,000 if such issuer has sustained losses from continuing operations and/or net losses in three out of its four most recent fiscal years.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase revenues through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:	Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com